SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 16, 2001 (December 29, 2000)

ARMITEC, INC.

Delaware	0-11419	22-2435595

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID No.)

1295 West Garmon Road, N.W., Atlanta, GA, 30327

(Address of principal executive offices)

404-261-8944

(Registrant’s telephone number, including area code)

Post Office Box 21238, St. Simons Island, GA 31522

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

      On December 29, 2000, control of Armitec, Inc. (“Armitec” or “Registrant”) was acquired by the shareholders of Armitec.com, Inc., a Georgia corporation (“Armitec.com”). The change in control took effect after the closing of a Plan and Agreement to Exchange Stock by and among Armitec.com, the Armitec.com shareholders and Armitec (the “Definitive Exchange Agreement”). As a result of the Definitive Exchange Agreement, the shareholders of Armitec.com beneficially own approximately 45.68% of the outstanding shares of the Registrant and the former shareholders of Armitec beneficially own 10.00% of the outstanding shares of the Registrant. Additionally, 39.32% of the outstanding shares of the Registrant were reserved for use in a private offering of such shares in order to raise capital for the Registrant. To the extent such shares are not sold in a private offering, the Armitec.com shareholders may purchase such shares for a nominal amount. Additionally, 5.00% of the outstanding shares of the Registrant were reserved to hire consultants to assist the Company after the acquisition. An Information Statement setting forth the details of the share exchange was distributed to shareholders on December 9, 2000.

      On December 29, 2000, the former directors and officers of Armitec, Inc. resigned and as of such date, Mr. Bruce R. Davis became President, Treasurer and a Director of Registrant, and Sandra Davis became Secretary and a Director of Registrant.

Item 2. Acquisition or Disposition of Assets.

      On December 29, 2000, Armitec, a Delaware corporation, completed a share exchange with Armitec.com, a Georgia corporation, and the Armitec.com shareholders pursuant to the Definitive Exchange Agreement. The share exchange became effective at the time of filing of a certificate of share exchange with the Georgia Secretary of State on December 29, 2000 (the “Effective Time”). As of the Effective Time, Armitec.com became a wholly-owned subsidiary of Armitec.

      The former shareholders of Armitec.com are receiving approximately 13,940,785 shares of Armitec Common Stock in the share exchange. An additional 12,000,000 shares were reserved for issuance in a private offering to raise money for Registrant and approximately 1,525,928 shares were reserved for hiring consultants to assist Registrant.

      The Share Exchange is intended to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 as amended.

      The foregoing description of the Definitive Exchange Agreement is qualified in its entirety to the full text of such Definitive Exchange Agreement, a copy of which is attached hereto as an exhibit and which is incorporated herein by reference.

Item 5. Other Events.

      On September 8, 2000, Armitec received a new symbol from NASDAQ. As of that date, Armitec’s trading symbol on the OTC Bulletin Board is AMTI. Armitec is currently in the process of having its stock relisted on the OTC Bulletin Board.

      On December 12, 2000, Registrant entered into a Plan and Agreement to Exchange Stock by and among Registrant, JRO Group, Inc. (“JRO”) and the shareholders of JRO (the “JRO Agreement”). JRO is a privately-held Georgia corporation which services the uniform and accessory needs of law enforcement agencies, fire departments, parks and recreation departments and other municipal, state and county organizations throughout Georgia and other parts of the southeast United States. In addition to public agencies, JRO also services many private EMS groups, healthcare institutions and industrial firms.

      The basic terms of the JRO Agreement call for the issuance of 7,500,000 shares of the Registrant’s common stock for all of the outstanding shares of JRO common stock calculated on a fully diluted, fully converted basis. Two million (2,000,000) shares of the Registrant’s common stock originally reserved for the private offering in connection with the Definitive Exchange Agreement have been reallocated for the JRO Agreement, leaving 10,000,000 shares for the private offering.

      At the closing of the JRO Agreement, pursuant to its terms, Mr. Richard Orenstein, current President and a Director of JRO, will be elected to the Board of Directors of Registrant. In addition, pursuant to the JRO Agreement, Registrant will enter into employment agreements and non-competition agreements with Richard Orenstein, Jason Orenstein, current Chief Financial Officer [and a director] of JRO, and Rory Friedman, operations manager at JRO.

      On December 29, 2000, Registrant, JRO and the JRO shareholders executed a Closing Escrow Agreement whereby certain closing documents in connection with the JRO Agreement were placed into escrow. The parties further agreed to execute and deliver any and all remaining closing documents as soon as reasonably practicable.

      On January 10, 2001, Registrant, JRO and the JRO shareholders executed an Amended and Restated Closing Escrow Agreement whereby the remaining closing documents in connection with the JRO Agreement were placed into escrow. Under the terms of the Amended and Restated Closing Escrow Agreement, the JRO Agreement is subject to close upon the completion by Registrant of a condition precedent. If the condition precedent is not completed by January 26, 2001, then, unless otherwise agreed in writing by all of the parties, the closing documents will be marked “void” and returned to such parties.

      Additionally, on January 10, 2001, Registrant, JRO and the JRO shareholders executed a First Amendment to Plan and Agreement to Exchange Stock whereby various conditions precedent and representations and warranties by the parties in connection with the JRO Agreement were amended, modified or waived.

Item 6. Resignations of Registrant’s Directors.

      Effective December 29, 2000, and prior to the closing of and under the terms of the Definitive Exchange Agreement, the directors of Armitec resigned. Mr. William S. Bryant resigned as President, Secretary and as a Director of Armitec. Mr. Donald C. Carman resigned as Assistant Secretary and as a Director of Armitec.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. To be filed by amendment.

(b)	Pro Forma Financial Information. To be filed by amendment.

(c)	Exhibit

1.1	Plan and Agreement to Exchange Stock dated as of September 15, 2000 by and among Armitec.com, Inc., The Armitec.com Shareholders, and Armitec, Inc.

6.1	Resignation of William S. Bryant and Donald C. Carman.

      SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ARMITEC, INC.
(Registrant)

Dated: January 16, 2001	By /s/ Bruce R. Davis
Bruce R. Davis President

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